FORM OF PROXY

WHITEHALL JEWELLERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF WHITEHALL JEWELLERS, INC.
FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD on June 8, 2006.

          By signing this proxy, you hereby appoint John R. Desjardins and Robert Nochwalter, and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of capital stock of Whitehall Jewellers, Inc. (the “Company”) held by you and entitled to vote on the matters shown on the reverse side at the Company’s Special Meeting of Stockholders to be held on June 8, 2006 or at any postponement or adjournment of the meeting.

          Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy.  Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

          Please specify your choices by marking the appropriate boxes.  If no choice is specified, the proxy will be voted “FOR” each proposal.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN
PROMPTLY IN ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)
WHITEHALL JEWELLERS, INC.
155 North Wacker Drive, Suite 500
Chicago, Illinois 60606

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement by and among Whitehall Jewellers, Inc., WJ Holdings, Inc., Prentice Capital Management LP, Holtzman Opportunity Fund, L.P. and WJ Acquisition Corp.

FOR	AGAINST	ABSTAIN
☐	☐	☐

1.	Adoption of the Agreement and Plan of Merger, dated as of February 1, 2006, by and among Whitehall Jewellers, Inc., WJ Holdings, Inc. and WJ Acquisition Corp.

In their discretion the proxies are authorized vote upon such other matters as may properly come before the special meeting.

FOR YOUR VOTE TO COUNT YOUR PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING ON JUNE 8, 2006.  REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED.  PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD.  RETURNING THIS PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON.  IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606.

By signing this proxy, you hereby acknowledge receipt of the Notice of the Company’s Special Meeting of Stockholders and the Company’s Proxy Statement dated May 16, 2006.

To change the address on your account, please check the box at right and indicate your new address in the address space to the left.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Share Owner Sign Here:	Date:

Co-owner Sign Here:	Date: